                                                           EXHIBIT NO. 99.10(c)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 61 to Registration No. 2-50409 on Form N-1A of our report dated December 22, 2005, relating to the financial statements of MFS Inflation-Adjusted Bond Fund, a series of MFS Series Trust IX, appearing in the annual report to shareholders for the year ended October 31, 2005, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, each of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
Deloitte & Touche LLP


Boston, Massachusetts
February 23, 2006